Exhibit 10.26

EXECUTION COPY

$150,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 6, 2009

among

XM SATELLITE RADIO INC.,

XM SATELLITE RADIO HOLDINGS INC.,

The Lenders Party Hereto,

and

LIBERTY MEDIA CORPORATION

as Administrative Agent

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.05 – Litigation
Schedule 3.12 – Subsidiaries
Schedule 3.14 – Environmental Matters
Schedule 3.17 – Chief Executive Offices of Loan Parties
Schedule 3.18 – Deposit Accounts, Securities Accounts and Uncertificated Securities
Schedule 6.02 – Existing Liens
Schedule 6.06 – Existing Investments
Schedule 6.08 – Existing Restrictions
Schedule 6.12 – Minimum EBITDA

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Guarantee and Collateral Agreement
Exhibit C – Form of Intercreditor Agreement
Exhibit D – Form of Perfection Certificate
Exhibit E – Form of Non-Bank Certificate
Exhibit F – Form of Solvency Certificate
Exhibit G – Form of Covenant Compliance Certificate
Exhibit H – Form of Borrowing Request

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 6, 2009 (this “Agreement”), among XM SATELLITE RADIO INC., a Delaware corporation (the “Borrower”), XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (“Holdings”), the LENDERS party hereto, and LIBERTY MEDIA CORPORATION, as administrative agent for the Lenders hereunder (together with any successors in such capacity, the “Administrative Agent”).

RECITALS:

A. The Borrower, Holdings, certain lenders and the Administrative Agent are parties to a Credit Agreement dated as of February 17, 2009 (the “Existing Credit Agreement”).

B. The Borrower and Holdings have requested that the Lenders and the Administrative Agent enter into this Agreement to amend and restate the Existing Credit Agreement.

C. The Lenders and the Administrative Agent are willing to amend and restate the Existing Credit Agreement and the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Debt” means, with respect to any specified Person, (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or (y) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Indebtedness or Lien, as applicable, is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person or in contemplation of the acquisition of such assets by such specified Person.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07(a).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement and includes all Exhibits and Schedules hereto.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the total Loans represented by such Lender’s Loans).

“Asset Sale” means (a) the sale, lease (as lessor), license, conveyance or other disposition of any assets; and (b) the issuance of Equity Interests in any of the Borrower’s or Holdings’ Subsidiaries or the sale of Equity Interests in any of the Borrower’s or Holdings’ Subsidiaries (including in connection with the merger or consolidation of any Subsidiary of the Borrower or Holdings with or into another Person that results in the direct or indirect ownership by the Borrower or Holdings of less of the Equity Interests of such Subsidiary than prior to such merger or consolidation).

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $1,100,000;

(ii) a transfer of assets between or among the Borrower and the Borrower’s Wholly Owned Subsidiary Guarantors;

(iii) an issuance of Equity Interests by a Wholly Owned Subsidiary Guarantor to the Borrower or to another Wholly Owned Subsidiary Guarantor;

(iv) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v) the sale or other disposition of cash or Cash Equivalents;

(vi) a Restricted Payment or Permitted Investment that is permitted under Section 6.06;

(vii) the non-exclusive license of Intellectual Property in the ordinary course of business; and

(viii) any sale and leaseback transaction permitted pursuant to Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Default” means any Event of Default of the type described in clause (h) or clause (i) of Article VII with respect to the Borrower or Holdings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership (if a corporation); and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Obligations” means the Credit Agreement Obligations.

“Borrowing Date” means December 1, 2009.

“Borrowing Request” means a request by the Borrower for the Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(f) (i) money market funds 100% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition or (ii) money market funds the majority of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition and which have been approved by the Administrative Agent.

“Change in Control” means the occurrence of any of the following:

(a) SIRIUS shall cease to beneficially own and control 100% (on a fully diluted basis) of the economic interests and voting power in the Equity Interests of Holdings;

(b) Holdings shall cease to beneficially own and control 100% (on a fully diluted basis) of the economic interests and voting power in the Equity Interests of the Borrower;

(c) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Loan Parties taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(d) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower;

(e) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of SIRIUS, Holdings or the Borrower (other than SIRIUS or a Wholly Owned Subsidiary thereof) (for the purposes of this clause (e), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); or

(f) any “change of control” or similar event under any SIRIUS Material Indebtedness or any Material Indebtedness of any Loan Party, including in each case any Permitted Refinancing Indebtedness in respect thereof.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived by the Required Lenders in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from each Loan Party a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party;

(b) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received supplements to the Guarantee and Collateral Agreement and the Intercreditor Agreement, in the respective forms specified therein, duly executed and delivered by such Subsidiary Loan Party;

(c) (i) all the outstanding Equity Interests in any Person that is or becomes a Loan Party (other than Holdings) on or after the Closing Date and (ii) all the Equity Interests in any Person that are owned by a Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement Documents (or, in the case of Foreign Subsidiaries, at the request of the Administrative Agent, pursuant to a Foreign Pledge Agreement) (provided that minority Equity Interests shall be pledged unless such pledge would result in a breach or violation of contracts or agreements to which a Loan Party is party or would trigger rights of first refusal, call rights or other similar provisions thereunder or result in the loss of director appointment rights or other penalty or loss of rights under such contracts or agreements) and, to the extent required under the Guarantee and Collateral Agreement, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;

(d) on the Closing Date and at any time thereafter that any other Security Document shall be executed and delivered, except as set forth pursuant to Section 3.15 or as otherwise contemplated by the applicable Security Document, all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered, recorded, executed or possessed to create the Liens intended to be created by the applicable Security Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and to perfect such Liens to the extent required by, and with the priority required by, the applicable Security Documents and this Agreement, shall have been filed, registered, recorded (or delivered to the Administrative Agent for filing, registration or recording) or executed and delivered; and

(e) except as set forth pursuant to Section 3.03 or as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans hereunder in the amount of such Lender’s Commitment as set forth on Schedule 2.01 under the caption “Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.10(e). The aggregate amount of the Lenders’ Commitments as of the date hereof is $150,000,000.

“Commitment Fee” has the meaning provided in Section 2.11.

“Consolidated Income Tax Expense” means, with respect to the Loan Parties for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Loan Parties for such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, (a) the total interest expense of the Loan Parties for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount), plus (b) to the extent not included in such interest expense, without duplication, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash by such Person to the specified Person or a Wholly Owned Subsidiary Guarantor thereof;

(b) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(d) the cumulative effect of a change in accounting principles shall be excluded.

“Control Agreement” means any control agreement by which the Administrative Agent obtains “control” (as such term is used in the UCC) of any Deposit Account, Securities Account or Uncertificated Security listed on Schedule 3.18.

“Convertible Senior Notes” means the convertible senior notes due 2009 issued by Holdings pursuant to the Indenture dated as of November 23, 2004 between Holdings, as issuer, and The Bank of New York, as trustee, as such notes may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Senior Notes Paying Agent” means the “Paying Agent” as defined in the Indenture referred to in the definition of “Convertible Senior Notes”.

“Covenant Compliance Certificate” means a certificate in the form of Exhibit G.

“Credit Agreement Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or pursuant to any other Loan Document) or otherwise.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Purchase Price Agreements” means each purchase agreement between the Borrower and a satellite manufacturer for the manufacture of a satellite, the terms of which provide for a portion of the purchase price to be deferred and paid by the Borrower other than when specified milestones are achieved or in installments on or prior to the delivery of such satellite.

“Deposit Account” means a “deposit account” as defined in the UCC.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.06.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to the Loan Parties on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

(a) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

(b) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

(c) depreciation, amortization, cost of synergies, and any other noncash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any noncash item that requires the accrual of, or a reserve for, cash charges for any future period) of the Loan Parties (including amortization of capitalized debt issuance costs for such period, any noncash compensation expense realized for grants of stock options or other rights to officers, directors, consultants and employees and noncash charges related to equity granted to third parties), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by noncash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, common law, injunctions, notices or binding agreements issued, promulgated or entered into by or on behalf of any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, Holdings or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or non-compliance with, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the failure of the Borrower or any ERISA Affiliate to make any required contribution under any Multiemployer Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (k) or Section 4071 of ERISA in respect of any Plan; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code with respect to any Plan; or (k) the occurrence of any event with respect to any Plan similar to the events described in any of the subsections (a) through (j) hereof which would cause liability to arise to the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Proceeds” means any Net Proceeds from any Asset Sale that are not finally applied or invested in accordance with the Borrower’s Reinvestment Right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entities” means, collectively, XM 1500 Eckington LLC and XM Investment LLC; provided that each such entity shall only be deemed to be an “Excluded Entity” for so long as the terms of the Holdings Rollover Notes prohibit such entity from (i) granting Liens on its assets to secure the Indebtedness under the Loan Documents and the First Lien Credit Agreement and (ii) providing a Guarantee of such Indebtedness. If at any time such prohibitions are no longer applicable to either such entity, such entity shall automatically become a Subsidiary Loan Party for purposes of this Agreement and the other Loan Documents, and each of the Company and Holdings shall cause such entity to promptly take such actions as shall be necessary to satisfy the elements of the Collateral and Guarantee Requirement required to be satisfied in the case of a Person becoming a Subsidiary Loan Party after the Closing Date.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income, including franchise taxes imposed in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing 10% Notes” means the Borrower’s and Holdings’ 10% senior secured convertible discount notes due 2009 issued to certain investors pursuant to the Note Purchase Agreement.

“Existing BofA Deposit Accounts” means the collective reference to all deposit accounts maintained by the Borrower with Bank of America, N.A. on the Closing Date.

“Existing Credit Agreement” has the meaning set forth in the recitals of this Agreement.

“Existing Indebtedness” means Indebtedness of the Borrower, Holdings and their respective Subsidiaries in existence on the Closing Date under (a) the Existing 10% Notes, (b) the XM 13% Notes, (c) the Convertible Senior Notes, (d) the Existing Subordinated Notes, (e) the Holdings Rollover Notes and (f) any Capital Lease Obligations.

“Existing Subordinated Notes” means the Borrower’s 7% senior subordinated exchangeable notes dues 2014 issued pursuant to the Existing Subordinated Notes Indenture.

“Existing Subordinated Notes Indenture” means that certain Indenture, dated as of August 1, 2008, among the Borrower, Holdings, XM Equipment Leasing LLC, XM Radio Inc., Sirius Satellite Radio Inc. and The Bank of New York Mellon, as trustee.

“FCC” means the Federal Communications Commission, and any successor entity performing similar functions.

“FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of the Borrower that holds all of the FCC licenses with respect to the provision of satellite digital radio service in the United States by the Borrower or any of its Subsidiaries.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Credit Agreement.

“First Lien Collateral Agent” means JPMorgan Chase Bank, N.A. (as successor in interest to The Bank of New York), acting as collateral agent, or such other Person then serving as collateral agent under the First Lien Security Documents.

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of even date herewith among the Borrower, Holdings, the lenders party thereto and the First Lien Administrative Agent.

“First Lien FCC License Subsidiary Pledge Agreement” means the Amended and Restated Security Agreement, dated as of January 28, 2003, among the Borrower, as pledgor, and the First Lien Collateral Agent.

“First Lien General Security Agreement” means the Security Agreement, dated as of January 28, 2003, among the Borrower, Holdings and XM Equipment Leasing LLC, as grantors, and the Collateral Agent, as amended by the First Amendment to Security Agreement, dated as of June 12, 2003, and the Second Amendment to Security Agreement, dated as of even date herewith.

“First Lien Intercreditor Agreements” means, collectively, (a) the Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as Original Trustee, The Bank of New York, as New Trustee, the First Lien Collateral Agent and the Additional Creditors (as defined therein) from time to time party thereto and (b) the Intercreditor and Collateral Agency Agreement (General Security Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as New Trustee, the First Lien Collateral Agent and the Additional Creditors (as defined therein) from time to time party thereto.

“First Lien Loan Documents” has the meaning given to the term “Loan Documents” in the First Lien Credit Agreement.

“First Lien Secured Parties” means, collectively, and without duplication, (a) the holders of the Existing 10% Notes, (b) the First Lien Administrative Agent, (c) the lenders party to the First Lien Credit Agreement and (d) Qualified Counterparties.

“First Lien Security Documents” has the meaning given to the term “Security Documents” in the First Lien Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pledge Agreement” means a pledge agreement with respect to the Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, each Subsidiary Loan Party and the Administrative Agent, in substantially the form of Exhibit B.

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of any Loan Document).

“Guarantors” means, collectively, Holdings and each Subsidiary Loan Party.

“Hazardous Materials” means all explosive or radioactive materials, substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) Swap Agreements; and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Rollover Notes” means the senior PIK secured notes issued by Holdings pursuant to that certain indenture, dated as of February 13, 2009, among Holdings, SIRIUS, XM 1500 Eckington LLC, XM Investment LLC and U.S. Bank National Association, as trustee and collateral trustee.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations; (e) consisting of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (iii) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the face amount thereof, in the case of letters of credit, banker’s acceptances and similar obligations;

(3) the net obligations of such Person in respect thereof, in the case of Hedging Obligations;

(4) the present value of the obligation of the lessee for net rental payments, in the case of Attributable Debt, as set forth in the definition thereof; and

(5) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works and protectable designs, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, drawings, designs, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) any rights in or licenses to or from a third party in any of the foregoing, and (g) any past, present, or future claims or causes of actions arising out of or related to any infringement, misappropriation, dilution or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the First Lien Collateral Agent, the First Lien Administrative Agent, the Administrative Agent, the Borrower and the other Loan Parties party thereto, in substantially the form of Exhibit C.

“Investment Agreement” means the Investment Agreement dated as of February 17, 2009 between the Borrower and Liberty Radio, LLC.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Borrower or Holdings or any of their respective Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower, Holdings or such Subsidiary, as applicable, in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person determined as provided in Section 6.06(c).

“Joint Services Agreement” means the Joint Services Agreement (including all schedules, exhibits, appendices and annexes thereto), dated as of March 4, 2009, among SIRIUS, Holdings and the Borrower.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liberty Parties” shall have the meaning ascribed to such term in the Investment Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement and any promissory note issued under Section 2.09(c).

“Loan Parties” means the Borrower, Holdings and the Subsidiary Loan Parties.

“Loans” has the meaning assigned to such term in Section 2.01.

“Margin Regulations” means Regulations T, U and X of the Board.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under this Agreement or the other Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Holdings, the Borrower and their respective Subsidiaries in an aggregate principal amount exceeding $11,000,000.

“Maturity Date” means March 1, 2011.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower, Holdings or any of their respective Subsidiaries in respect of any Asset Sale or other transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or other transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than the Credit Agreement Obligations) secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of December 21, 2002, among the Borrower, Holdings and the investors party thereto, providing for the sale and issuance of the Existing 10% Notes.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04(c).

“Payment Date” means the last day of each March, June, September and December and, with respect to any Loan, the date of any repayment or prepayment made in respect of such Loan.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Business” means (i) with respect to Holdings, any of the lines of business conducted by Holdings and its Subsidiaries as of the Closing Date, any other line of business involving the transmission or delivery of audio, data, video or other content through currently existing or future technology, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with Holdings’ or its Subsidiaries’ existing and future technology, trademarks and patents and (ii) with respect to the Borrower or any of its Subsidiaries, any of the lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with the Borrower’s existing and future technology, trademarks and patents.

“Permitted Debt” has the meaning assigned to such term in Section 6.01(b).

“Permitted First Lien Refinancing Documents” means all agreements, instruments and other documents pursuant to which any Permitted First Lien Refinancing Indebtedness is incurred or issued or otherwise setting forth the terms of such Permitted First Lien Refinancing Indebtedness.

“Permitted First Lien Refinancing Indebtedness” means any Indebtedness of any Loan Party issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Borrower under the First Lien Credit Agreement; provided that the terms and conditions contained in the Permitted First Lien Refinancing Documents governing such Permitted First Lien Refinancing Indebtedness shall be no less favorable to the Borrower or Holdings than the terms and conditions contained in the First Lien Credit Agreement, as the First Lien Credit Agreement would, at the time of incurrence of such Permitted First Lien Refinancing Indebtedness, be permitted to be amended under the Intercreditor Agreement.

“Permitted Holder” means (a) any Liberty Party and (b) any other Person directly or indirectly controlled by any Liberty Party.

“Permitted Investments” means:

(a) any Investment in the Borrower or in a Wholly Owned Subsidiary Guarantor;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary of the Borrower in a Person (other than an Excluded Entity), if as a result of such Investment:

(i) such Person becomes a Wholly Owned Subsidiary Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly Owned Subsidiary Guarantor;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(f) [Reserved];

(g) Investments in existence on the Closing Date set forth on Schedule 6.06;

(h) Investments in securities of trade creditors or customers received in compromise of obligations of such Person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(i) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business not to exceed $2,200,000 at any time outstanding;

(j) Investments indirectly acquired by the Borrower or any of its Subsidiaries through a direct Investment in another Person (other than an Excluded Entity) made in compliance with this Agreement, provided that such Investments existed prior to and were not made in contemplation of such Investment;

(k) [Reserved]; and

(l) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) since the Closing Date that are at the time outstanding, not to exceed $11,000,000; provided that the fair market value of all Investments in the Excluded Entities made pursuant to this clause (l) shall not exceed $550,000 at any time.

“Permitted Liens” means:

(a) Liens in favor of the Borrower;

(b) [Reserved];

(c) Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of such acquisition;

(d) Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) [Reserved];

(f) Liens existing on the Closing Date and set forth on Schedule 6.02;

(g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(h) Liens incidental to the conduct of the business of the Borrower or a Subsidiary of the Borrower or the ownership of its property and assets not securing Indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of the Borrower and its Subsidiaries taken as a whole, or materially impair the use thereof in the operation of its business;

(i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(j) judgment Liens in an aggregate amount not to exceed $11,000,000 and not giving rise to an Event of Default;

(k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(l) any interest or title of a lessor under any Capital Lease Obligation;

(m) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries;

(n) Liens arising from filing UCC financing statements regarding leases;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(p) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(q) Liens securing Specified Cash Management Arrangement Agreements with Qualified Counterparties;

(r) Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of the Borrower or the Borrower’s Subsidiaries relating to such property or other assets;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(t) Liens securing Indebtedness in an aggregate amount not to exceed $11,000,000 at any one time outstanding;

(u) [Reserved];

(v) [Reserved];

(w) [Reserved];

(x) Liens securing Indebtedness permitted under Section 6.01(b)(vi); provided that such Liens are no more extensive than the liens securing the Indebtedness so refunded, refinanced or replaced thereby and, in the case of Permitted Refinancing Indebtedness in respect of the First Lien Credit Agreement, the Liens securing such Indebtedness are subject to the Intercreditor Agreement;

(y) [Reserved];

(z) [Reserved];

(aa) Liens in favor of the Administrative Agent for the benefit of the Secured Parties;

(bb) Liens securing Indebtedness under the First Lien Credit Agreement only to the extent that such Liens are subject to the Intercreditor Agreement; and

(cc) Liens on the assets of the Excluded Entities securing Indebtedness under the Holdings Rollover Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries (other than the Excluded Entities) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness, the Existing 10% Notes or Indebtedness of the Excluded Entities); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the lowest principal amount (or accreted value, if applicable) since the incurrence of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness shall have a final maturity date later than the final maturity date of, and shall have a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of the Loans;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation (including without limitation any applicable intercreditor agreement) governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured or secured with a Lien that is subordinated to the Liens created under the Loan Documents, such Permitted Refinancing Indebtedness is equally unsecured or subordinated, as applicable, on terms at least as favorable to the Lenders as those contained in the documentation (including without limitation any applicable intercreditor agreement) governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(e) the interest rate of such Permitted Refinancing Indebtedness (taking into account any additional fees paid or payable in connection with such Permitted Refinancing Indebtedness) does not exceed the interest rate of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, and the interest payment dates of such Permitted Refinancing Indebtedness are the same as the interest payment dates of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, and the terms of such Permitted Refinancing Indebtedness are not otherwise less favorable to the Borrower, Holdings or any of their respective Subsidiaries than the terms of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

(f) such Indebtedness is incurred either by the Borrower or by its Subsidiary (other than the Excluded Entities) who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, or in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Qualified Counterparty” shall mean, with respect to any Specified Cash Management Arrangement Agreement, any counterparty thereto that, at the time such Specified Cash Management Arrangement Agreement was entered into, was a First Lien Lender, the First Lien Administrative Agent or an Affiliate of any of the foregoing.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Reinvestment Right” means the right of the Borrower and its Subsidiaries to, within 90 days after the receipt of any Net Proceeds from an Asset Sale, apply such Net Proceeds, at the Borrower’s or such Subsidiary’s option, to (i) make a capital expenditure or (ii) acquire other assets that are used or useful in a Permitted Business that have an expected useful life of one year or longer.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate principal amount of all outstanding Loans at such time (or, if the Loans shall not yet have been made, Lenders holding more than 50% of the aggregate amount of the Commitments at such time).

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the First Lien Collateral Agent (for the benefit of the First Lien Secured Parties) and the Administrative Agent (for the benefit of the Secured Parties) or (iii) are not otherwise generally available for use by Holdings or such Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.06(a)(4).

“Secured Parties” means the Administrative Agent and each Lender.

“Securities Account” means a “securities account” as defined in the UCC.

“Security Documents” means the Guarantee and Collateral Agreement, the Foreign Pledge Agreements, the Control Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“SIRIUS” means Sirius XM Radio Inc.

“SIRIUS Credit Facility” shall mean that certain Credit Agreement, dated as of June 20, 2007, among SIRIUS, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“SIRIUS Material Indebtedness” means Indebtedness (including “Hedging Obligations” (as defined in the SIRIUS Credit Facility)) of SIRIUS and its Restricted Subsidiaries (as defined in the SIRIUS Credit Facility) in an aggregate principal amount of $25,000,000 or more, provided that, without regard to the amounts outstanding thereunder, if any, the obligations of SIRIUS under the Loral Credit Agreement (as defined in the SIRIUS Credit Facility) shall be deemed to constitute SIRIUS Material Indebtedness. For purposes of determining SIRIUS Material Indebtedness, the “principal amount” of the obligations of SIRIUS or any Restricted Subsidiary (as defined in the SIRIUS Credit Facility) in respect of any “Hedging Obligations” (as defined in the SIRIUS Credit Facility) at any time shall be the aggregate amount (giving effect to any netting agreements) that SIRIUS or such Restricted Subsidiary would be required to pay if such “Hedging Obligations” (as defined in the SIRIUS Credit Facility) were terminated at such time.

“Specified Amount” means an amount equal to $25,000,000.

“Specified Cash Management Arrangement” means any arrangement for cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Holdings, the Borrower or any of their respective Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to Holdings, the Borrower or any of their respective Subsidiaries by a Qualified Counterparty that has been designated by the Borrower (with the consent of the Administrative Agent, which shall not unreasonably be withheld) as a Specified Cash Management Arrangement. The designation of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Specified Cash Management Arrangement Agreement” means any agreement or document made, delivered or given in connection with any Specified Cash Management Arrangement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership, trust or limited liability company (i) the sole general partner or the managing general partner, or the sole manager or trustee, of which is such Person or a Subsidiary of such Person or (ii) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Subsidiary Loan Party” shall mean each Subsidiary of the Borrower and of Holdings (other than the Excluded Entities).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated March 15, 2000 among Holdings, the Borrower and XM Radio Inc., as in effect on May 5, 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest, penalties and additions thereto) imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of Loans by the Borrower and the use of the proceeds thereof, (c) the grant of security interests by the Loan Parties pursuant to the Security Documents, (d) the execution, delivery and performance by each Loan Party of each First Lien Loan Document to which it is a party, (e) the continuation of loans under the First Lien Credit Agreement and the use of the proceeds thereof, and (f) the grant of security interests by the Loan Parties pursuant to the First Lien Security Documents.

“UBS Account” means the Securities Account of Holdings with UBS Financial Services Inc. bearing account number CP-35946-16.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Uncertificated Security” means an “uncertificated security” as defined in the UCC.

“Unrestricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount (or liquidation preference) of such Indebtedness (or Disqualified Stock, as applicable).

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Subsidiary Guarantor” means a Wholly Owned Subsidiary of the Borrower that Guarantees the Borrower Obligations pursuant to the Loan Documents.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“XM 13% Notes” means the 13% senior notes due 2014 issued by XM Escrow LLC pursuant to that certain indenture dated as of July 31, 2008 between XM Escrow LLC and The Bank of New York Mellon, as trustee, and subsequently assumed by the Borrower.

“XM Radio Service” means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

SECTION 1.02 [Reserved].

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented and/or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the words “from” and “to” when used in connection with dates shall mean “from and including” and “to but excluding”, respectively, unless specially provided otherwise.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01 Loan Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Borrowing Date, a term loan (each, a “Loan”, and collectively, the “Loans”) to the Borrower in an amount up to such Lender’s Commitment on the Borrowing Date.

(b) Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid (pursuant to Section 2.10 or otherwise) may not be reborrowed. All amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

SECTION 2.02 [Reserved].

SECTION 2.03 Request for Borrowing. (a) To request that the Lenders make the Loans to the Borrower on the Borrowing Date, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:30 a.m., New York City Time, on Wednesday, November 25, 2009. Such telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit H, signed by a Financial Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate principal amount of the Loans to be made (which amount shall not be less than $5,000,000 and shall not exceed the aggregate amount of the Commitments at such time);

(ii) that such Loans are to be made available by the Lenders on the Borrowing Date; and

(iii) the location and number of the account to which funds are to be disbursed, which shall be an account of the Convertible Senior Notes Paying Agent into which Holdings is required to deposit funds for the repayment of the Convertible Senior Notes on the stated maturity date thereof.

In addition, each such written Borrowing Request shall contain (x) a certification by the Borrower confirming compliance with the condition set forth in paragraph (a) of Section 4.02 as of the Borrowing Date and (y) a certification by the Borrower that the proceeds of the Loans will be used only for the purpose described in Section 5.08. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.

(b) Concurrently with submitting a Borrowing Request to the Administrative Agent in accordance with paragraph (a) of this Section 2.03, the Borrower shall deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower as to the legal designation of the transfer of the proceeds of the Loans requested in such Borrowing Request from the Borrower to Holdings for use in funding the repayment of the Convertible Senior Notes by Holdings, including a description in reasonable detail of any Investment, dividend or other distribution by the Borrower to Holdings to fund such repayment in compliance with this Agreement and other agreements governing Material Indebtedness of the Borrower and Holdings, together with copies of documentation evidencing such designation; it being understood and agreed that neither the Administrative Agent nor any Lender shall have approval rights with respect to any such designation or documentation, or be entitled to object to such designation or documentation or to refuse to fund its Loans on the basis of disagreeing with such designation or documentation.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Loans. (a) Each Lender shall make each Loan to be made by it hereunder on the Borrowing Date by wire transfer of immediately available funds by 8:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Convertible Senior Notes Paying Agent designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Borrowing Date that such Lender shall not make available to the Administrative Agent such Lender’s share of the Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

SECTION 2.07 [Reserved].

SECTION 2.08 [Reserved].

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) The Administrative Agent shall maintain a Register in accordance with Section 9.04(b)(iv).

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 2.10 Prepayment of Loans; Termination and Reduction of Commitments. (a) From and after the date on which all Indebtedness under the First Lien Credit Agreement is paid in full, the Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of Loans not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment of Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan pursuant to Section 2.10(a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each prepayment shall be applied ratably to the Lenders in accordance with their respective Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, on any date, the aggregate amount of Excess Proceeds of the Borrower and its Subsidiaries shall exceed $1,000,000, within three (3) Business Days of such date, the Borrower shall apply any such Excess Proceeds not required to be applied to the prepayment of outstanding loans under the First Lien Credit Agreement (whether as a result of a termination or amendment of the First Lien Credit Agreement, waiver by the lenders party thereto or any other reason) to the prepayment of the Loans.

(d) If, at any time, a Change in Control shall have occurred, the Borrower shall, within one Business Day thereof, prepay all Loans.

(e) The Commitments and all other obligations of the Lenders shall terminate upon the earliest to occur of (i) the termination of the Investment Agreement, (ii) to the extent the Loans are funded on the Borrowing Date, immediately after the funding of the Loans on the Borrowing Date and (iii) the close of business on December 1, 2009; provided that the Borrower shall have the right, upon one Business Day’s prior written notice to the Administrative Agent, to reduce in whole or in part the Commitments (any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall permanently reduce the Commitments then in effect).

SECTION 2.11 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at a rate equal to 2.00% per annum on the daily amount of the Commitment of such Lender for each day from February 17, 2009 to the date on which the Commitments are terminated in accordance with Section 2.10(e) (it being understood that, for each day during the period from February 17, 2009 to the Closing Date, the daily amount of the Commitments of all Lenders was $150,000,000). Each Commitment Fee shall be payable (x) quarterly in arrears on each Payment Date and (y) on the date on which the Commitments are terminated in accordance with Section 2.10(e).

SECTION 2.12 Interest. (a) The Loans shall bear interest at a rate equal to 15% per annum.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Payment Date for such Loan and on the Maturity Date; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13 [Reserved].

SECTION 2.14 [Reserved].

SECTION 2.15 [Reserved].

SECTION 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes (including Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including such Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent or such Lender pursuant to this Section in respect of penalties or interest attributable to any Indemnified Taxes if (i) written demand therefor has not been made by the Administrative Agent or such Lender within 90 days from the date on which the Administrative Agent or such Lender knew of the imposition of Indemnified Taxes by the relevant Governmental Authority, or (ii) such penalties or interest are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender. After the Administrative Agent or such Lender learns of the imposition of Indemnified Taxes, the Administrative Agent or such Lender, as the case may be, will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower to a Governmental Authority and in any event within 30 days of any such payment being made, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI; or

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN.

(f) Each Foreign Lender agrees to promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction or any certification previously provided to the Administrative Agent or the Borrower.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to an account specified by the Administrative Agent from time to time, except that payments pursuant to Sections 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate (other than any Liberty Party) thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding anything to the contrary contained herein, if (x) any Loan Party shall make any payment in respect of amounts payable hereunder to the Administrative Agent at any time when a default or event of default exists under the First Lien Credit Agreement due to the failure of the Borrower, Holdings or any of their respective Subsidiaries to make any required payment of principal, interest, fees or other amounts under the First Lien Credit Agreement when due pursuant to the terms thereof (any such default or event of default being referred to herein as a “First Lien Payment Default”), and (y) any Lender has actual knowledge of the existence of such First Lien Payment Default (whether by virtue of a notice of such First Lien Payment Default having been delivered to such Lender or otherwise), then such Lender shall promptly deliver such payment to the Borrower. To the extent the First Lien Administrative Agent provides written notice to the Administrative Agent of the existence of any First Lien Payment Default, the Administrative Agent shall promptly distribute to the Lenders a copy of such notice.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay promptly all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower and Holdings each represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of Holdings, the Borrower and their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate or other organizational powers of each of Holdings, the Borrower and their respective Subsidiaries, and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority except where such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) the charter, by-laws or other Organizational

Documents of Holdings, the Borrower or any of their respective Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Holdings, the Borrower or any of their respective Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of their respective Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of their respective Subsidiaries (other than the Liens granted pursuant to the Loan Documents).

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2005, December 31, 2006 and December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2008 and the related unaudited consolidated statements of income and cash flows for the year ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). None of Holdings, the Borrower or any of their respective Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2007 to and including the Closing Date, there has been no disposition by any of Holdings, the Borrower or any of their respective Subsidiaries of any material part of its business or property.

(b) Since December 31, 2007, there has been no material adverse change in the business, assets, properties, liabilities (actual and contingent), operations or financial condition of Holdings, the Borrower and their respective Subsidiaries, taken as a whole (other than (i) as shall have been disclosed in Holdings’ and the Borrower’s public filings with the Securities and Exchange Commission or (ii) as otherwise disclosed to the Lenders in writing, in each case prior to February 18, 2009).

SECTION 3.05 Litigation. (a) As of the Closing Date, all significant claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries are set forth on Schedule 3.05 hereto.

(b) Notwithstanding anything set forth in Section 3.05(a) or Schedule 3.05, there are no material claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(c) Since the Closing Date, there has been no change in the status of the matters set forth on Schedule 3.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

SECTION 3.06 Compliance with Laws and Agreements. Each of Holdings, the Borrower and their respective Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07 Investment Company Status. Neither Holdings, the Borrower nor any of their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08 Taxes. Each of Holdings, the Borrower and their respective Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed and all such Tax returns and reports are true and correct in all material respects, and (b) has paid or caused to be paid all material Taxes required to have been paid by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Each of Holdings, the Borrower and their respective Subsidiaries has set aside on its books adequate reserves in accordance with GAAP for all Taxes not yet due and payable. Each of Holdings, the Borrower and their respective Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.09 ERISA. Borrower and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations under each Plan. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower or any ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and each of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is $25,000,000. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. No such Multiemployer Plan is in reorganization or insolvent.

SECTION 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that violates the Margin Regulations.

SECTION 3.11 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and their respective Subsidiaries has good and valid record fee simple title to (in the case of owned real property), or good title to or valid leasehold interests in, or easements or other limited property interests in, or has a license to use, all its real and personal property and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than (in the case of any such properties or assets other than Equity Interests) Permitted Liens and (in the case of Equity Interests) Liens referenced in clauses (a), (b), (f) and (g) of the definition of “Permitted Liens”.

(b) Each of Holdings, the Borrower and their respective Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the Borrower and their respective Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, the Borrower and their respective Subsidiaries (i) owns or has a license to use, on terms not materially adverse to it, all Intellectual Property and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where the failure to own or have a license to use could not reasonably be expected to have a Material Adverse Effect and (ii) has taken commercially reasonable steps, consistent with industry standards, to maintain and protect its Intellectual Property, except where the failure to maintain and protect any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Neither Holdings, the Borrower nor any of their respective Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating the Intellectual Property rights of any other Person, except where any such infringement, misappropriation, dilution, or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no pending or threatened claim or litigation against any of Holdings, the Borrower or their respective Subsidiaries alleging any such infringement, misappropriation, dilution or other violation. With respect to each item of Intellectual Property, each of Holdings, the Borrower and their respective Subsidiaries (i) has the right to use and possesses all right, title and interest in and to such Intellectual Property free and clear of any Liens, licenses or other restrictions, other than Permitted Liens, and (ii) has performed all acts (including making all necessary recordations and filings) and has paid all required fees and taxes to maintain such Intellectual Property in full force and effect and to protect and maintain its interest therein, except where the failure to maintain or have the right to use any such Intellectual Property could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings, the Borrower or any such Subsidiary.

SECTION 3.13 Disclosure. Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time such projections were prepared.

SECTION 3.14 Environmental Matters. (a) Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, request for information, order, complaint or penalty has been received by Holdings, the Borrower or any of their respective Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any Environmental Laws or any other Environmental Liability, in each case relating to Holdings, the Borrower or any of their respective Subsidiaries, (ii) each of Holdings, the Borrower and their respective Subsidiaries has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or, to the knowledge of Holdings, the Borrower or any of their respective Subsidiaries, formerly owned, operated or leased by Holdings, the Borrower or any of their respective Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Borrower or any of their respective Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Holdings, the Borrower or any of their respective Subsidiaries and transported to or released at any location in a manner that could reasonably be expected to cause Holdings, the Borrower or any of their respective Subsidiaries to incur any Environmental Liability, and (iv) there are no acquisition or other agreements pursuant to which Holdings, the Borrower or any of their respective Subsidiaries has expressly assumed or undertaken responsibility for any Environmental Liability.

(b) Except as set forth on Schedule 3.14 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.14 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.15 Security Documents. (a) The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected second priority security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and place of organization of the Borrower, Holdings and each of the Subsidiary Loan Parties, is correct and complete as of the Closing Date. The UCC financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate (or specified by notice from a Loan Party to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by the Loan Documents), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Liens of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral consisting of United States patents, trademarks and copyrights) that are necessary to publish notice of, perfect and protect the validity of and to establish a legal, valid and perfected second priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a Lien may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

SECTION 3.16 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and the Borrowing Date, (i) the fair value of the assets of the Loan Parties, taken as a whole at a fair valuation, will exceed their aggregate debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their aggregate debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their aggregate debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(b) No Loan Party intends to, and no Loan Party believes that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

SECTION 3.17 Chief Executive Offices. Schedule 3.17 sets forth the chief executive office or sole place of business, as applicable, of the Borrower, Holdings and each of their respective Subsidiaries as of the Closing Date.

SECTION 3.18 Deposit Accounts, Securities Accounts and Uncertificated Securities. Schedule 3.18 sets forth all Deposit Accounts, Securities Accounts and Uncertificated Securities maintained or held by the Loan Parties as of the Closing Date (other than any Deposit Account, Securities Account or Uncertificated Security that individually contains or represents (as applicable) assets of no more than $1,000,000). All Deposit Accounts, Securities Accounts and Uncertificated Securities maintained or held by the Loan Parties as of the Closing Date that are not set forth on Schedule 3.18 in the aggregate contain or represent (as applicable) assets of no more than $5,000,000.

SECTION 3.19 Designated Senior Indebtedness. Other than the XM 13% Notes, the Indebtedness under the First Lien Credit Agreement and the Borrower Obligations, there is no other “Designated Senior Indebtedness” under the Existing Subordinated Notes.

ARTICLE IV

Conditions

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received counterparts of (i) this Agreement signed on behalf of each party hereto, (ii) the Guarantee and Collateral Agreement signed on behalf of each party thereto, (iii) the Intercreditor Agreement signed on behalf of each party thereto and (iv) each Control Agreement (other than with respect to the UBS Account) signed on behalf of each party thereto.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) other special counsel for the Loan Parties reasonably satisfactory to the Administrative Agent, in each case, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) a copy of each Loan Party’s Organizational Documents, as amended up to and including the Closing Date, (A) certified as of the Closing Date by the secretary or assistant secretary of such Loan Party as being true and complete copies as in effect on the Closing Date without modification or amendment and (B) certified (to the extent such certification can be obtained) as of the Closing Date or a recent date prior to the Closing Date by the appropriate Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation; (ii) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which such Loan Party is a party, dated as of the Closing Date; (iii) duly adopted resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, certified as of the Closing Date by the secretary or assistant secretary of such Loan Party as being in full force and effect without modification or amendment; (iv) a certificate of the secretary or assistant secretary of each Loan Party as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; (v) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, dated the Closing Date or a recent date prior to the Closing Date; and (vi) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the secretary or assistant secretary executing any certificate with respect to such Loan Party pursuant to this paragraph (c).

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that (i) the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct as of such earlier date), (ii) as of the Closing Date, no Default has occurred or is continuing and (iii) as of the Closing Date, no “Event of Default” (as defined in the SIRIUS Credit Facility) has occurred or is continuing.

(e) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each of the Borrower and Holdings, together with all attachments contemplated thereby, and the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by a Financial Officer of Holdings and the Borrower confirming the solvency of Holdings and the Borrower after giving effect to the Transactions.

(g) All governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower, Holdings and their respective Subsidiaries shall have been obtained and shall be in full force and effect.

(h) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of Baker Botts L.L.P. and any local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(i) The Administrative Agent shall have received executed copies of the First Lien Credit Agreement, the other First Lien Loan Documents and any other material documents executed in connection therewith, in each case (i) certified by a Responsible Officer of the Borrower as being complete and correct versions thereof as of the Closing Date and (ii) in form and substance satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received evidence satisfactory to it that all conditions precedent to the effectiveness of the First Lien Credit Agreement shall have been satisfied or waived in accordance with its terms, and the Closing Date (as defined in the First Lien Credit Agreement) shall have occurred simultaneously with the Closing Date hereunder.

(k) The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(l) The Administrative Agent shall have received reasonably satisfactory evidence that the Existing 10% Notes and the remaining Convertible Senior Notes will be repaid or refinanced, in each case, on terms and conditions reasonably satisfactory to the Administrative Agent, on or prior to the maturity thereof.

(m) The Borrower shall have issued the “Series B-1 Preferred Stock” and the “Series B-2 Preferred Stock” (in each case as defined in the Investment Agreement) to Liberty Radio, LLC pursuant to the Investment Agreement.

(n) The Administrative Agent shall have received the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2008 and the related unaudited consolidated statements of income and cash flows for the year ended on such date.

(o) The Administrative Agent shall have received the Joint Services Agreement.

(p) The Administrative Agent shall have received such other approvals, opinions, documents, certificates and instruments as the Administrative Agent may reasonably request.

SECTION 4.02 Borrowing Date. The obligation of each Lender to make a Loan on the Borrowing Date is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to the borrowing of the Loans on the Borrowing Date and the use of proceeds thereof, no Bankruptcy Default shall have occurred and be continuing.

(b) The Administrative Agent shall have received (i) a Borrowing Request requesting the Loans to be made on the Borrowing Date in accordance with Section 2.03(a) and (ii) the items required to be delivered in connection with such Borrowing Request as contemplated by Section 2.03(b).

SECTION 4.03 Effect of Amendment and Restatement. On the Closing Date, the Existing Credit Agreement shall be automatically amended and restated in its entirety to read as set forth in this Agreement. On and after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Closing Date shall continue to be governed by the provisions of the Existing Credit Agreement.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, each of the Borrower and Holdings covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; and Other Information. The Borrower shall furnish to the Administrative Agent (for distribution to the Lenders):

(a) with respect to each fiscal year of Holdings (commencing with the fiscal year ended December 31, 2008), upon the earlier to occur of (i) the filing of the Annual Report on Form 10-K of Holdings and its consolidated Subsidiaries for such fiscal year and (ii) 90 days after the end of such fiscal year, (x) Holdings’ audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as at the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of KPMG LLP or other independent public accountants of recognized national standing, which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of (A) Holdings and its consolidated Subsidiaries on a consolidated basis and (B) the Borrower and its consolidated Subsidiaries on a consolidated basis, in each case as at the end of, and for, such fiscal year in accordance with GAAP consistently applied, and (y) the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as at the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such fiscal year in accordance with GAAP consistently applied;

(b) with respect to each of the first three fiscal quarters of each fiscal year of Holdings, upon the earlier to occur of (i) the filing of the Quarterly Report on Form 10-Q of Holdings and its consolidated Subsidiaries for such fiscal quarter and (ii) 45 days after the end of such fiscal quarter, Holdings’ unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as at the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as at the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of (A) Holdings and its consolidated Subsidiaries on a consolidated basis and (B) the Borrower and its consolidated Subsidiaries on a consolidated basis, in each case as at the end of, and for, such fiscal quarter in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (ii) a Covenant Compliance Certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 50 days after the end of each fiscal year of Holdings and the Borrower, a consolidated budget for the immediately succeeding fiscal year as presented to the Board of Directors, which shall include, with respect to Holdings, the Borrower and their respective Subsidiaries, ending total subscribers, gross and net subscriber additions by channel, self pay churn, conversion rate, total revenue, subscription average revenue per unit (ARPU), contribution margin, research and development expenses, programming expenses, advertising and marketing expenses, subscriber acquisition costs, subscriber acquisition cost per gross add, EBITDA (as calculated in the consolidated budget presented to the Board of Directors), deferred subscription revenue balance, Indebtedness, cash and capital expenditures;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any of their respective Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of their respective Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(h) promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, with respect to any Loan Party;

(i) [Reserved];

(j) within (x) 50 days after the end of each month that is the last month in a fiscal quarter of the Borrower and (y) 30 days after the end of each other month, the Borrower’s (i) unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as at the end of and for such month, setting forth in each case in comparative form the figures for the previous month, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such month in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) 13-week cash flow forecast, (iii) subscriber report for such month detailing BOP and EOP subscriptions, churn and subscription average revenue per unit (ARPU) for the Borrower individually and consolidated with SIRIUS, (iv) allocation worksheet for such month with respect to SIRIUS and the Borrower and (v) report detailing the Borrower’s actual cash balances at the end of each week during such month;

(k) promptly after the same are sent, copies of all financial statements and reports that SIRIUS or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities;

(l) promptly after the same are sent, copies of all financial statements and reports that any Loan Party (as defined in the First Lien Credit Agreement) sends to the lenders under the First Lien Credit Agreement; and

(m) any additional information, documents, certificates and instruments to be determined by the Administrative Agent, which may include information, documents, certificates and instruments with respect to the Loan Parties and SIRIUS (on a consolidated and on an unconsolidated basis).

SECTION 5.02 Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following (or, in the case of clauses (d) and (e) below, copies of the notices referred to therein):

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, Holdings or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, Holdings and/or any of their respective Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any notice provided to the First Lien Collateral Agent under (i) clause (C), (E) or (F) of Section 4.1(b) of the First Lien General Security Agreement, (ii) clause (C) of Section 4.2(b) of the First Lien General Security Agreement, (iii) clause (B) of Section 4.3(b) of the First Lien General Security Agreement, or (iv) Section 9(e) of the First Lien FCC License Subsidiary Pledge Agreement;

(e) any other notice required to be delivered to the First Lien Collateral Agent pursuant to the terms of the First Lien Security Documents;

(f) without duplication, any notice provided to the First Lien Administrative Agent pursuant to Section 5.02 of the First Lien Credit Agreement; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Obligations and Taxes. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, pay its obligations, including material Tax liabilities, that, if not paid, could reasonably be expected to result in a Lien (other than a Permitted Lien) on the properties (or any part thereof) of the Borrower, Holdings or any of their respective Subsidiaries, or a Material Adverse Effect, in each case before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, timely and correctly file all Tax returns and reports required to be filed by it. Neither the Borrower nor Holdings intends to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower or Holdings determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.05 Maintenance of Properties; Insurance. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that satellite insurance shall not be required. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy. Notwithstanding the foregoing, so long as the First Lien Credit Agreement remains outstanding, the Borrower shall use commercially reasonable efforts to cause each such policy of insurance to (a) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy; provided that, with respect to clause (b)

above, terms satisfactory to the First Lien Collateral Agent shall be deemed to be satisfactory to the Administrative Agent to the extent they apply mutatis mutandis to the Administrative Agent. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts, consistent with industry standards, to prosecute, maintain, and enforce all Intellectual Property owned or held by the Borrower, Holdings or any of their respective Subsidiaries that is material to the conduct of the business of the Borrower, Holdings or any of their respective Subsidiaries.

SECTION 5.06 Books and Records; Inspection Rights. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. If such visit and inspection occurs at a time when no Default has occurred and is continuing, such visit and inspection by the Administrative Agent or any Lender shall be coordinated through the Administrative Agent and shall be limited to one visit and inspection during any consecutive twelve-month period.

SECTION 5.07 Compliance with Laws. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used solely to fund the repayment of the Convertible Senior Notes by Holdings.

SECTION 5.09 Compliance with Environmental Laws. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances. (a) Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law or the Security Documents, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any real estate asset that has an individual fair market value in an amount greater than $1,000,000 is created, developed or acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof or that are not required to become subject to the Liens of the Administrative Agent pursuant to the Security Documents), each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, cause such asset, on or promptly after the acquisition thereof, to be subjected to a Lien securing the Borrower Obligations or the Guarantor Obligations of such Loan Party, as applicable, and shall take, and shall cause each of their respective Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) If the Borrower or Holdings directly or indirectly forms or acquires a new Subsidiary, within 10 Business Days after such formation or acquisition, the Borrower or Holdings, as applicable, shall notify the Administrative Agent and the Lenders thereof and, within 10 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower or Holdings, as applicable, shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(d) If the Borrower or Holdings directly or indirectly forms or acquires a new Foreign Subsidiary, within 10 Business Days after such formation or acquisition, the Borrower or Holdings, as applicable, shall notify the Administrative Agent and the Lenders thereof and, within 10 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower or Holdings, as applicable, shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary and with respect to any Equity Interests in or Indebtedness of such Foreign Subsidiary owned by or on behalf of any Loan Party.

(e) (i) The Borrower shall furnish to the Administrative Agent prompt written notice of any change in any Loan Party’s (A) corporate or organization name, (B) identity or organizational structure, (C) organizational identification number, (D) jurisdiction of organization or (E) chief executive office or sole place of business from that set forth on Schedule 3.17; provided that neither the Borrower nor Holdings shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent, for the benefit of the Secured Parties, to continue at all times following such change to have a valid, legal and perfected second priority security interest in all the Collateral in accordance with Security Documents and (ii) each of the Borrower and Holdings shall, and shall cause their respective Subsidiaries to, promptly notify the Administrative Agent to the extent it becomes aware (A) of any material portion of the Collateral being damaged or destroyed, (B) of any Lien (other than any Permitted Lien) on any Collateral which would have a material adverse affect on the ability of the Administrative Agent to exercise any of its remedies under the Loan Documents and (C) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the security interest created by the Security Documents.

(f) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on the holder of such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets or (iii) any asset with respect to which the Administrative Agent determines in its sole discretion (and so notifies the Borrower in writing) that the cost of the satisfaction of the provisions of this Section 5.10 with respect thereto exceeds the value of the security afforded thereby; provided that, upon the reasonable request of the Administrative Agent, each of the Borrower and Holdings shall, and shall cause each of their respective applicable Subsidiaries to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above.

(g) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or ensuring the priority of the Administrative Agent on behalf of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower, Holdings or any of their respective Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of the Borrower and Holdings will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower, Holdings or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.11 UBS Account. Each of the Borrower and Holdings shall cause the UBS Account to be subject to a control agreement pursuant to which the Administrative Agent shall have “control” (as such term is used in the UCC) over the UBS Account and which is otherwise in form and substance satisfactory to the Administrative Agent, on or prior to the date that is 10 days after the Closing Date.

SECTION 5.12 Separate Corporate Existence. Each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, take all steps as requested by the Administrative Agent from time to time to (i) continue its identity as a separate legal entity from SIRIUS and its Affiliates (other than the Borrower, Holdings and their respective Subsidiaries) and (ii) make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of SIRIUS and its Affiliates (other than the Borrower, Holdings and their respective Subsidiaries) and is not a division of SIRIUS or any of its Affiliates (other than the Borrower, Holdings and their respective Subsidiaries). Without limiting the generality of the foregoing and in addition to and consistent with the covenants set forth herein, each of the Borrower and Holdings shall, and shall cause each of their respective Subsidiaries to, take such actions as shall be required in order that:

(a) to the extent, if any, that it and SIRIUS (or any Affiliate thereof other than Holdings, the Borrower or their respective Subsidiaries) share items of expenses such as legal, auditing and other professional services, such expenses will be allocated pursuant to the Joint Services Agreement;

(b) its operating expenses will not be paid by SIRIUS except as contemplated by the Joint Services Agreement;

(c) its books and records will be maintained separately from those of SIRIUS;

(d) its assets will be maintained in a manner that facilitates their identification and segregation from those of the SIRIUS or any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries);

(e) it will strictly observe corporate formalities in its dealings with Sirius or any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries) and, other than pursuant to the Joint Services Agreement, its funds or other assets will not be commingled with those of SIRIUS or any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries);

(f) it shall not maintain joint bank accounts or other depository accounts to which SIRIUS or any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries) has independent access;

(g) none of the Borrower’s funds will at any time be pooled with any funds of SIRIUS or any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries);

(h) it will maintain arm’s-length relationships with SIRIUS and any Affiliate thereof (other than Holdings, the Borrower or their respective Subsidiaries); and

(i) it will not hold itself out to be responsible for the debts of SIRIUS or the decisions or actions respecting the daily business and affairs of SIRIUS.

ARTICLE VI

Negative Covenants

Until the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, each of the Borrower and Holdings covenants and agrees with the Lenders that:

SECTION 6.01 Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) Except as provided in clause (b) of this Section 6.01, neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither the Borrower nor Holdings shall issue any Disqualified Stock.

(b) Clause (a) of this Section 6.01 shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower, Holdings or any of their respective Subsidiaries of unsecured Indebtedness in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i)) which does not exceed, at any time outstanding for the Borrower, Holdings and their respective Subsidiaries, $11,000,000 in the aggregate; provided that such Indebtedness shall have (A) a final Stated Maturity of principal at least six months later than the Maturity Date (or, in the case of a letter of credit, an expiry date at least six months later than the Maturity Date) and (B) a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans; provided, further, that no draw under a letter of credit by the beneficiary thereof (and resulting reimbursement obligation of the Borrower, Holdings or any of their respective Subsidiaries in respect thereof) prior to such date shall be considered a violation of the requirement set forth in this clause (i) regarding the final Stated Maturity thereof;

(ii) [Reserved];

(iii) the Existing Indebtedness (reduced by any principal repayment thereof, except for any such repayment to the extent made with proceeds from any Permitted Refinancing Indebtedness);

(iv) Indebtedness under the First Lien Credit Agreement and Guarantees of such Indebtedness;

(v) the incurrence by any Loan Party of any Permitted First Lien Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness under the First Lien Credit Agreement, so long the Borrower and Holdings take all actions required under Section 6.11(d) concurrently with the incurrence of such Permitted First Lien Refinancing Indebtedness;

(vi) the incurrence by any Loan Party of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness or the Existing 10% Notes) that was permitted to be incurred under subclause (i), (iii) or (iv) of this clause (b);

(vii) the incurrence by any Loan Party of intercompany Indebtedness between or among the Loan Parties; provided, however, that:

(A) if any Loan Party is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Borrower Obligations and Guarantor Obligations; and

(B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Loan Party and (2) any sale or other transfer of any such Indebtedness to a Person that is not a Loan Party, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or Holdings or such Subsidiary, as the case may be, that was not permitted by this subclause (vii);

(viii) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.01; and

(ix) Indebtedness under the Loan Documents and Guarantees of such Indebtedness.

(c) Neither the Borrower nor any Guarantor shall incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor (as applicable) unless such Indebtedness is also contractually subordinated in right of payment to the Credit Agreement Obligations or the Guarantor Obligations (as applicable) on substantially identical terms; provided, however, that no Indebtedness of the Borrower or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor (as applicable) solely by virtue of being unsecured.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) of paragraph (b) above, the Borrower may, in its sole discretion, classify (and later reclassify) such item of Indebtedness in any manner that complies with this Section, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses.

SECTION 6.02 Liens. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

SECTION 6.03 Merger, Consolidation or Sale of Assets. (a) Neither the Borrower nor Holdings shall consolidate or merge with or into (whether or not the Borrower or Holdings, as applicable, is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions to, another Person. In addition, neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 6.03(a) shall not apply to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among the Borrower and any of its Wholly Owned Subsidiary Guarantors.

(b) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, engage in any Asset Sale (other than any Asset Sale otherwise permitted under clause (a) of this Section) except for, as long as no Default has occurred hereunder, (1) the disposition of assets having a fair market value not to exceed $5,500,000 in the aggregate since the Closing Date; and (2) the sale or other disposition of surplus repeaters; provided that, in each case and notwithstanding the foregoing, (i) any such Asset Sale shall be for consideration at least 75% of which is in the form of cash or Cash Equivalents, (ii) such consideration shall be at least equal to the fair market value of the assets or Equity Interests being issued, sold, transferred, leased or otherwise disposed of, (iii) such fair market value shall be determined in good faith by the Board of Directors of the Borrower and evidenced by a board resolution in an officer’s certificate delivered to the Administrative Agent, and (iv) the Borrower shall have applied any Excess Proceeds therefrom in accordance with Section 2.10(c). For purposes of this paragraph (b), each of the following shall be deemed to be cash: (1) any liabilities (as shown on the Borrower’s or any of its Subsidiaries’ most recent balance sheet or in the notes thereto) of the Borrower or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Agreement Obligations or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Borrower or such Subsidiary from further liability; and (2) any securities, notes or other obligations received by the Borrower or any of its Subsidiaries from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof.

SECTION 6.04 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Subsidiaries to:

(i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of its Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Subsidiaries;

(iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries; or

(iv) guarantee any Indebtedness of the Borrower or any of its Subsidiaries;

(b) Notwithstanding the foregoing, the restrictions in the preceding clause (a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness and the First Lien Credit Agreement, in each case as in effect on the Closing Date and, with respect to any such Indebtedness other than the Existing 10% Notes, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Existing Indebtedness or the First Lien Credit Agreement, as the case may be, as in effect on the Closing Date;

(ii) the Loan Documents;

(iii) applicable law;

(iv) [Reserved];

(v) customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations, Capital Lease Obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (a)(iii) hereto;

(vii) [Reserved];

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.05 Sale and Leaseback Transactions. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, enter into any sale and leaseback transaction (other than with respect to the buildings located at 1500 Eckington Place, N.E. Washington D.C. 20002 and 60 Florida Avenue, N.E., Washington D.C. 20002).

SECTION 6.06 Restricted Payments. (a) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to:

(1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or Holdings’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or Holdings) or to the direct or indirect holders of the Borrower’s or Holdings’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or Holdings and cash in lieu of fractional interests not to exceed 1% of the Equity Interests distributed or paid);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or Holdings) any Equity Interests of the Borrower or Holdings (other than any such Equity Interests owned by the Borrower, Holdings or any of their respective Subsidiaries) or any Affiliate of the Borrower or Holdings (other than any of their respective Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Borrower Obligations or any Guarantees thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as “Restricted Payments”).

(b) Clause (a) of this Section 6.06 shall not prohibit, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby:

(i) any payment pursuant to the Joint Services Agreement;

(ii) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(iii) [Reserved];

(iv) any payment by way of Investment, dividend or other distribution by the Borrower to Holdings of (x) the proceeds of the Loans made to the Borrower pursuant to this Agreement and (y) the Specified Amount, in each case solely for the purpose of the repayment by Holdings of the principal amount of the Convertible Senior Notes;

(v) the payment of any dividend by a Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any member of the Borrower’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of May 5, 2006; provided that the aggregate price paid for all such repurchased, vested, redeemed, acquired or retired Equity Interests shall not exceed $1,100,000 in any twelve-month period;

(vii) any payment by way of Investment, dividend or other distribution by the Borrower to Holdings of an amount of up to $33,249,085 solely for the purpose of the repayment by Holdings of the principal amount of the Existing 10% Notes;

(viii) making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of the Borrower made in compliance with the provisions of this Agreement;

(ix) any payment by way of Investment, dividend or other distribution by the Borrower to Holdings, the proceeds of which are used solely to pay cash interest payments then due and payable with regard to (A) the Convertible Senior Notes or any Permitted Refinancing Indebtedness in respect thereof, (B) the Holdings Rollover Notes or (C) the Existing 10% Notes;

(x) the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $3,300,000 in any given fiscal year of the Borrower;

(xi) for so long as Holdings files consolidated income tax returns which include the Borrower, the payment of any dividend required pursuant to the Tax Sharing Agreement between the Borrower and Holdings, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders; provided that any such payment made by the Borrower to Holdings from time to time shall not exceed the net amount of the relevant (estimated or final, as the case may be) tax liability that Holdings actually owes to the appropriate taxing authority at such time in respect of the tax obligations of the Borrower and its Subsidiaries; and

(xii) for so long as SIRIUS files consolidated income tax returns which include Holdings and the Borrower, the payment of any dividend required to permit SIRIUS to pay any taxes that are due and payable by SIRIUS, Holdings and the Borrower as part of a consolidated group; provided that any such payment made from time to time shall not exceed the net amount of the relevant (estimated or final, as the case may be) tax liability that SIRIUS actually owes to the appropriate taxing authority at such time in respect of the tax obligations of Holdings, the Borrower and their respective Subsidiaries.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Borrower, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent, and the fair market value of any assets or securities that are required to be valued by this Section 6.06 that exceeds $5,000,000 shall be determined by a majority of the members of the Board of Directors of the Borrower who are “independent” within the meaning of the rules and regulations promulgated by the NASDAQ National Market, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of resolutions of the Board of Directors of the Borrower required hereby.

SECTION 6.07 Transactions with Affiliates.

(a) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower, Holdings or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower, Holdings or such Subsidiary, as applicable, with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, resolutions of the applicable Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this Section 6.07 and, if an opinion meeting the requirements set forth in subclause (B) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the applicable Board of Directors who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings); and

(B) with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, or (y) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000 where none of the members of the applicable Board of Directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings), an opinion as to the fairness to the Borrower, Holdings or such Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of clause (a):

(i) subject to Section 6.13, any transaction by the Borrower or any of its Subsidiaries with an Affiliate related to the purchase, sale or distribution of XM radios, subscriptions to XM Radio Service or other products or services in the ordinary course of business, including any such transaction with an automotive manufacturer, which has been approved by a majority of the members of the applicable Board of Directors who are disinterested with respect to such transaction;

(ii) any employment agreement or arrangement or employee benefit plan entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary;

(iii) transactions between or among the Borrower and/or its Subsidiaries;

(iv) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of the Borrower and its Subsidiaries;

(v) [Reserved];

(vi) Restricted Payments that are permitted under Section 6.06(b) and Investments that are permitted under subclause (a) of the definition of “Permitted Investments”;

(vii) transactions pursuant to the Tax Sharing Agreement and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders;

(viii) contractual arrangements existing on May 5, 2006 and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders; and

(ix) any transactions pursuant to the Joint Services Agreement.

SECTION 6.08 Negative Pledge. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of the Borrower, Holdings or any of their respective Subsidiaries to create, incur or permit to exist any Lien upon any of the Collateral to secure the Borrower Obligations or the Guarantor Obligations; provided that the foregoing shall not apply to (i) restrictions imposed by law or by this Agreement or the First Lien Credit Agreement, (ii) restrictions existing on the Closing Date identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of any such restriction), (iii) restrictions imposed by any agreement relating to purchase money Indebtedness or Capital Lease Obligations permitted by this Agreement if such restrictions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09 Liquidity Test. The Unrestricted cash and Cash Equivalents of the Borrower at any time shall not be less than $65,000,000 (without taking into account any proceeds of the Loans). The Unrestricted cash and Cash Equivalents of SIRIUS at any time shall not be less than $31,500,000.

SECTION 6.10 Line of Business. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for the Permitted Business.

SECTION 6.11 Amendments or Waivers. (a) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, (i) amend, modify, waive or otherwise change the terms of the Loan Documents, the First Lien Credit Agreement or any other First Lien Loan Document (except as permitted by the Intercreditor Agreement) or any documents evidencing the Existing Indebtedness, except with the prior written consent of the Required Lenders, or (ii) do anything in connection with the Security Documents requiring the consent of the Administrative Agent unless the Borrower, Holdings or such Subsidiary has also obtained the prior consent of the Required Lenders with respect thereto.

(b) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, grant to any Secured Party or First Lien Secured Party a Lien on any of its assets that are not included in the definition of “Collateral” unless such Lien is also granted to all other Secured Parties on the same terms.

(c) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification of or to Article III, V, VI or VII of the First Lien Credit Agreement or any other provision of the First Lien Credit Agreement or any other First Lien Loan Document containing representations and warranties, covenants or events of default (any such amendment, restatement, supplement or other modification, a “Specified Change”) without, simultaneously with any such Specified Change, agreeing to make corresponding changes to this Agreement or any other applicable Loan Document (preserving the differential (if any) existing on the date hereof between such provision in the Credit Agreement or other Loan Document and the corresponding provision in the First Lien Credit Agreement or other First Lien Loan Document).

(d) Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, enter into any Permitted First Lien Refinancing Documents containing representations and warranties, covenants or events of default that are in any way less favorable to the Borrower or Holdings than the representations and warranties, covenants or events of default contained in the First Lien Loan Documents without, simultaneously with entering into any such Permitted First Lien Refinancing Documents, agreeing to make corresponding changes to the representations and warranties, covenants or events of default contained in this Agreement and/or any other applicable Loan Documents (preserving the differential (if any) existing on the date hereof between the representations and warranties, covenants and events of default contained in the Loan Documents and the corresponding representations and warranties, covenants and events of default contained in the First Lien Loan Documents).

SECTION 6.12 Minimum EBITDA. For each period listed on Schedule 6.12, the EBITDA of the Loan Parties on a consolidated basis, on a cumulative basis commencing from January 1, 2009, shall not be less than the amount corresponding to such period as specified on such Schedule 6.12.

SECTION 6.13 Other Restrictions. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to:

(a) make any material changes to the methodology or allocation of expenses under the Joint Services Agreement, other than any such change which is (x) made on an arm’s-length basis and otherwise consistent with the requirements of Section 6.07(a) and not materially adverse to the Lenders or (y) approved by the Administrative Agent;

(b) make any retroactive revisions to intercompany cost allocations for allocations done prior to the Closing Date, which revisions would result in a material payment from the Borrower, Holdings and their respective Subsidiaries, on one hand, to SIRIUS, on the other hand, other than normal period-end adjustments without any changes to methodology;

(c) make amendments to or replace existing OEM contracts, which amendments or replacements would reduce or have the effect of reducing (by way of transferring to SIRIUS or one of its Affiliates) the services sold by the Borrower and in the name of the Borrower; or

(d) enter into an agreement entitling SIRIUS or any of its Affiliates (other than the Borrower, Holdings and their respective Subsidiaries) to payments for content (x) broadcast with the satellites (or transmitted with the terrestrial repeater network) owned in whole or in part by one or more Loan Parties or (y) received through equipment with chips of the type currently used in XM-branded equipment.

SECTION 6.14 Limitation on Outstandings and Use of Cash. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, permit any of its cash or Cash Equivalents to be used, whether directly or indirectly, for the repurchase, redemption or refinancing of any or all of the Existing Indebtedness, other than (a) such cash and Cash Equivalents that are the proceeds of Permitted Refinancing Indebtedness in respect of the XM 13% Notes, the Convertible Senior Notes, the Holdings Rollover Notes or the Existing Subordinated Notes, as applicable, and (b) such cash and Cash Equivalents that are (x) the proceeds of the Loans made hereunder, (y) the Specified Amount or (z) received as a contribution from SIRIUS and in each case are used to repay the Convertible Senior Notes at maturity; provided, however, that, notwithstanding the foregoing, any cash or Cash Equivalents of the Borrower or Holdings may be used in connection with the repurchase or redemption of any or all of the Existing 10% Notes in an aggregate amount (the “Take-Out Amount”) not to exceed 100% of the principal amount of such Existing 10% Notes plus accrued and unpaid interest, if any; provided that the determination of such Take-Out Amount for purposes hereof shall exclude any amount paid in Equity Interests of SIRIUS or proceeds of such Equity Interests.

SECTION 6.15 Activities of the FCC License Subsidiary. Neither the Borrower nor Holdings shall permit the FCC License Subsidiary (a) to conduct any business operations other than the ownership of the FCC licenses and activities incidental thereto, (b) to own or acquire any assets other than the FCC licenses and assets that are incidental to its existence and permitted activities and (c) to incur any Indebtedness other than the Guarantor Obligations and the Guarantee of Indebtedness under the First Lien Credit Agreement. The Borrower shall cause all FCC licenses at all times to be held in the name of the FCC License Subsidiary, which shall be a Wholly Owned Subsidiary whose Equity Interests have been pledged in accordance with the provision of the Collateral and Guarantee Requirement, and shall cause the FCC License Subsidiary to be the sole legal and beneficial owner thereof.

SECTION 6.16 Deposit Accounts, Securities Accounts and Uncertificated Securities. Neither the Borrower nor Holdings shall, nor shall it permit any of its Subsidiaries to, maintain or hold any Deposit Account (other than the Existing BofA Deposit Accounts), Securities Account or Uncertificated Securities over which the Administrative Agent does not have “control” (as such term is used in the UCC) unless (x) each such account individually contains, and each such Uncertificated Security individually represents, assets of no more than $1,000,000 and (y) all such accounts and Uncertificated Securities in the aggregate contain or represent (as applicable) assets of no more than $5,000,000; provided that this covenant shall not apply to the UBS Account during the period from the Closing Date to the earlier of (i) the time at which the UBS Account becomes subject to a control agreement of the type described in Section 5.11 and (ii) the date that is 10 days after the Closing Date. The Borrower shall not permit the Existing BofA Deposit Accounts to (a) have an aggregate account balance at any time exceeding $20,000,000 (from the Closing Date to April 1, 2009) or $15,000,000 (from April 1, 2009 to (and including) April 30, 2009) or (b) exist at any time after April 30, 2009.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan, whether on the Maturity Date, at a date fixed for repayment or prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document (excluding, in each case, any projections delivered by or on behalf of any Loan Party) or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower or Holdings, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.01(j), 5.02, 5.03 (with respect to the Borrower’s or Holdings’ existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) (i) Holdings, the Borrower or any of their respective Subsidiaries shall (x) fail to make any payment of principal or interest, in each case regardless of amount (subject to any applicable grace period), in respect of any Material Indebtedness when and as the same shall become due and payable or (y) fail to observe or perform any covenant, condition or agreement contained in any Material Indebtedness, and the effect of such failure is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (provided that, with respect to any failure of the type described in the foregoing subclauses (x) and (y) in respect of any Indebtedness existing under the First Lien Credit Agreement, no Event of Default shall occur under this clause (i) until the earlier of (I) the expiration of 60 days from the date such failure results in an Event of Default (as defined in the First Lien Credit Agreement) and (II) such Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, in each case as a result of such failure); (ii) any event or condition occurs that results in any Material Indebtedness or any SIRIUS Material Indebtedness becoming due prior to its scheduled maturity; or (iii) any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any SIRIUS Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or any SIRIUS Material Indebtedness (as applicable) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (provided that, with respect to the occurrence of any event or condition of the type described in this clause (iii) in respect of any Indebtedness existing under the First Lien Credit Agreement, no Event of Default shall occur under this clause (iii) until the earlier of (I) the expiration of 60 days from the date such event or condition results in an Event of Default (as defined in the First Lien Credit Agreement) and (II) such Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, in each case as a result of the occurrence of such event or condition); provided that this clause (f) shall not apply to (1) any Material Indebtedness under a Deferred Purchase Price Agreement if the failure to make a payment thereunder occurred in connection with a good faith contest by the Borrower with respect to the performance by the satellite manufacturer of its obligations thereunder, or (2) the failure of the Borrower to observe or perform any covenant, condition or agreement (other than with respect to the making of payments) in respect of the mortgage existing on the Closing Date on the building where the Borrower is headquartered;

(g) [Reserved];

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of SIRIUS, Holdings, the Borrower or any of their respective Subsidiaries or any of its debts, or of a substantial part of any of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SIRIUS, Holdings, the Borrower or any of their respective Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) SIRIUS, Holdings, the Borrower or any of their respective Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SIRIUS, Holdings, the Borrower or any of their respective Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) SIRIUS, Holdings, the Borrower or any of their respective Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (including, without limitation, arising from matters set forth in clause (f) of this Article (including the express exclusions therefrom)) in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be rendered against Holdings, the Borrower, any of their respective Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, Holdings or any of their respective Subsidiaries to enforce any such judgment;

(l) (i) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate in excess of $25,000,000; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or (iii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; or

(m) the Borrower Obligations shall fail to constitute “Designated Senior Indebtedness” under the Existing Subordinated Notes;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the unusued Commitment of each Lender and the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment of each Lender and the obligation of each Lender to make Loans hereunder shall automatically be terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders hereby authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Intercreditor Agreement.

SECTION 8.02 Administrative Agent in its Individual Capacity. The entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such entity and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, Holdings or any of their respective Subsidiaries or Affiliates as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the

Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.

SECTION 8.04 Notice of Default. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.07 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Loans hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to

XM Satellite Radio Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention of Treasurer

(with a copy to the General Counsel)

(Telecopy No. (212) 584-5252/5353);

(ii) if to the Administrative Agent, to

Liberty Media Corporation

12300 Liberty Blvd.

Englewood, CO 80112

Attention of Treasurer

(Telecopy No. (720) 875-5915); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of Section 6.11(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release all or substantially all of the Collateral or release any of Holdings or any Subsidiary Loan Party from its guarantee under the Guarantee and Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all of the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, in each case without the prior written consent of each Lender, or (viii) permit the incurrence by Holdings, the Borrower or any of their respective Subsidiaries of any additional pari passu secured Indebtedness without the written consent of each Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with Intralinks (and related expenses) and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or, after an Event of Default shall have occurred and be continuing hereunder, any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of claims (other than a claim by the Borrower or any of its Affiliates) relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, from or to any property currently or formerly owned or operated by the Borrower, Holdings or any of their respective Subsidiaries, or any Environmental Liability related in any way, directly or indirectly, to the Borrower, Holdings or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations at the time owing to it), with the prior written consent of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required for (A) any assignment after the first anniversary of the Closing Date, (B) an assignment to a Lender, an Affiliate of a Lender, a Liberty Party or an Approved Fund (as defined below), or (C) if an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) [Reserved]

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) the assignee shall not be a Loan Party or any Subsidiary or Affiliate thereof; provided that this clause (E) shall not prohibit any assignment to a Liberty Party.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall also set forth the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and such Lender’s share thereof. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 [Reserved].

SECTION 9.06 [Reserved].

SECTION 9.07 Survival. All covenants, agreements, representations and warranties made by the Borrower and Holdings herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.09 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Affiliate may have.

SECTION 9.11 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel (including outside counsel), auditors (including independent auditors), and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or its Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.14(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16 USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Loan Parties that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

SECTION 9.17 Intercreditor Agreement Governs. Notwithstanding any other provision contained herein, this Agreement and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

XM SATELLITE RADIO INC.

By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

HOLDINGS:

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary

Signature Page to Amended and Restated Credit Agreement

LIBERTY MEDIA CORPORATION,
as Administrative Agent

By:	/s/ David Flowers
	Name:	David J.A. Flowers
	Title:	Senior Vice President and Treasurer

Signature Page to Amended and Restated Credit Agreement

LIBERTY MEDIA LLC,
as Lender

By:	/s/ David Flowers
	Name:	David J.A. Flowers
	Title:	Senior Vice President and Treasurer

Signature Page to Amended and Restated Credit Agreement

SCHEDULE 6.12

MINIMUM EBITDA

Minimum Cumulative EBITDA from January 1, 2009
For the quarter ending March 31, 2009	$35,000,000
For the two-quarter period ending June 30, 2009	$75,000,000
For the three-quarter period ending September 30, 2009	$123,000,000
For the four-quarter period ending December 31, 2009	$170,000,000
For the four-quarter period ending March 31, 2010	$200,000,000